Consent of Inclusion of
                              Review Opinion


We are aware that PVAXX Corporation has included in its Registration Statement (Form SB-2, File no. 333-43512) our report dated
December 14, 2001 covering the unaudited financial statements as of September 30, 2001 and for the periods then ended. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our Firm within the meanings of Sections 7 and 11 of the Act.

Very truly yours


PKF
Nottingham, UK
January 10, 2002